Termination Agreement

This Termination Agreement ("Agreement") is made and entered into as of this 20th day of August, 2015 by and between (1) Angelfish Investments PLC (hereinafter, "Angelfish"), (2) Robert Wagner and Irving Aronson and (3) One Media Enterprises Limited, an England and Wales company (hereinafter, "OME")

1. **Condition.** This Agreement is conditional upon (and shall become binding and enforceable only upon):
   a. the receipt by OME of 3rd Party funds in the amount of no less than $5 million, representing an investment in OME (the date of such receipt being the "Agreement Date") within 30 days (or such longer period as Angelfish may in its absolute discretion agree) from the date of this Agreement; and
   b. the receipt by Angelfish of the payment referred to it in clause 2 below, within 14 days (or such longer period as Angelfish may in its absolute discretion agree) from the Agreement Date.

   If either of the conditions set out above are not satisfied, then this Agreement shall be null and void.

2. Termination of Angelfish Interests in OME. To facilitate additional funding for OME from a third party, and subject to satisfaction of the conditions in clause 1, Angelfish hereby agrees to the termination of its interests in OME in consideration for the payment by OME to Angelfish of a total of $866,000, payable as set out in this clause and clause 3 below. Subject to satisfaction of the condition in clause 1(a) above, within 14 days after the Agreement Date, OME shall pay an initial installment of $416,000 to Angelfish, at which time the parties to this Agreement agree that the agreements listed on Exhibit A hereto shall be terminated by mutual consent and all rights, responsibilities, and duties of OME and Angelfish thereunder shall be null and void, and thereaftter no claims may be brought by any of the parties against any other party under those agreements. The debenture granted by OME in favour of Angelfish and the convertible loan notes not listed in Exhibit A shall remain in full force and effect and may be enforced and exercised if payments under clause 3 are not duly made.

3. Termination of Other Outstanding Loans, etc. After the initial installment described above, OME shall pay $450,000 to Angelfish in monthly installments commencing 14 days after the payment of the initial installment, as follows: 12 monthly payments of $12,500, followed by 12 monthly payments of $25,000. As to which, OME shall have the right to skip one monthly payment in 12 provided that the payments are brought back to schedule by months 12 and 24, ie. to hit the $150,000 and $300,000 stated in each year. If the initial $150,000 has not been paid by the end of month 12, or if the additional $300,000 has not been paid by month 24, OME acknowledges that the debenture and convertible loan note remain in full force to the extent of and as security for the unpaid balance. Additionally if more than one monthly payment in 12 is late then interest on all missed payments is chargeable at LIBOR + 4%. Except as provided in the preceding sentence, during the foregoing 2 year payment period Angelfish agrees not to claim or exercise any conversion or other rights set forth in any debentures or other loan instruments, provided however that such instruments shall only be deemed fully paid and satisfied upon completion of all installment payments under this Agreement.

RJW AF

4. Additional Interests. If the initial installment is not paid for more than 14 days from the Agreement Date, then all outstanding balances hereunder shall bear additional interest thereafter in the amount of LIBOR +4% per annum until the initial installment is paid, which interest shall be added to the initial installment and the first of the 12 month installments defined in paragraph 2. above.

5. General. For the avoidance of doubt:

   a. Robert Wagner and Irving Aronson are parties to this Agreement purely for the purpose of assenting to the termination of the subscription agreement, as varied, to which they are parties;
   b. This Agreement is subject to English law and the exclusive jurisdiction of the English courts;
   c. Notices under this Agreement may be served on Angelfish and OME at their respective registered office addresses, with a copy by email to A Flitcroft at andrew@angelfishplc.com and R Wagner at rjwagner@onemediapartners.com, and shall be deemed served 48 hours after posting;
   d. Angelfish is required under English law and regulatory requirements to make a market announcement of the transaction effected by this Agreement, and the other parties hereto make no objection thereto, if those parties are provided the proposed market announcement no less than three (3) business days before its release and given an opportunity to comment on, and, if necessary, object to any contents which could be injurious to their businesses or the business of any other mentioned 3rd parties.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

One Media Enterprises Limited	Angelfish Investments PLC
By: ______________ (Signature)	______________ (Signature)
NAME: Robert J. Wagner (Printed)	Andrew Flitcroft (Printed)
TITLE: President	Director

Robert Wagner	Irving Aronson
______________ (Signature)	______________ (Signature)

Exhibit A

1. Outstanding Loan Agreements dated:
    a. 17 September 2014
    b. 4 November 2014
    c. 8 April 2015
2. Angelfish Loan Note Certificate No. 1 & 2
3. Outstanding management fees (as set forth in Subscription Agreement)
4. Angelfish Variation Agreement
5. Angelfish Subscription Agreement

RJW AF

<u>Exhibit B</u>

1. Angelfish Convertible Loan Note
2. Angelfish Loan Note Certificate No. 3
3. Angelfish Debenture

RJW AF